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                                                                     EXHIBIT 5.1

                 [Letterhead of Michael Best & Friedrich LLP]


                               February 7, 2001

Bone Care International, Inc.
1600 Aspen Commons
Middleton, Wisconsin 53562

     Re: Registration Statement on Form S-8 of Bone Care International, Inc. (the "Registration Statement")
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Ladies and Gentlemen:

          We have acted as special counsel for Bone Care International, Inc., a Wisconsin corporation (the "Company"), in connection with the registration on Form S-8 of the offer and sale of up to 600,000 shares of the Company's Common Stock, no par value (the "Common Stock"), including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $.001 per share (together with the Common Stock, the "Shares") to be offered by the Company upon exercise of certain stock options (collectively, the "Options") that may be issued pursuant to the Bone Care International, Inc. 1996 Stock Option Plan, as amended (the "Plan").

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:
(i) the Registration Statement, as filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Amended and Restated Articles of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-Laws of the Company, as currently in effect; (iv) the Plan; and (v) resolutions of the Board of Directors of the Company relating to, among other things, the reservation of issuance of the Shares, the filing of the Registration Statement and the approval of the Plan. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. We have also assumed that the Company's Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each Option prior to the issuance thereof. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
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     Based upon and subject to the foregoing, we are of the opinion that all
Shares issued pursuant to the Plan will be, upon exercise of Options in accordance with the terms of the Plan and payment of the specified exercise price, legally issued, fully paid and non-assessable, except to the extent that such Shares are assessable as provided in Section 180.0622 of the Wisconsin Business Corporation Law and judicial interpretations thereof.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                                                  Very truly yours,

                                            /s/ Michael Best & Friedrich LLP